For period ending December 31, 1997
               EXHIBIT 77-Q-1

               File number 811-3503



               ARTICLES SUPPLEMENTARY
                       TO
               ARTICLES OF INCORPORATION
                       OF
               PAINEWEBBER RMA MONEY FUND, INC.
                              FIRST:  The Board of Directors of
               PaineWebber RMA Money Fund, Inc., a Maryland corporation ("Corporation"), by action on
               September 11, 1997, has increased the aggregate number of shares of common stock that the Corporation has authority to issue from a total of thirty billion (30,000,000,000) shares to a total of sixty billion (60,000,000,000) shares. Of the thirty billion (30,000,000,000) shares of common stock that the Corporation previously was authorized to issue, fifteen billion (15,000,000,000) shares were classified as the Money Market Portfolio series, five billion (5,000,000,000) shares were classified as the U.S. Government Portfolio series and ten billion (10,000,000,000) shares were classified as the PaineWebber Retirement Money Fund series. Of the sixty billion shares of common stock that the Corporation now is authorized to issue, thirty billion (30,000,000,000) shares are classified as the Money Market Portfolio series, ten billion (10,000,000,000) shares are classified as the U.S. Government
               Portfolio series and twenty billion (20,000,000,000) shares are classified as the PaineWebber Retirement
               Money Fund series. The par value of the shares of common stock remains 1/10 of one cent ($0.001) per share. Immediately before the increase in the aggregate number of authorized shares, the aggregate par value of all of the shares was $30,000,000; as increased, the aggregate par value of all of the shares is $60,000,000.
                    SECOND:  The Corporation is registered as
               an open-end company under the Investment
               Company Act of 1940.
                    THIRD:  The total number of shares of
               capital stock that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.
                    IN WITNESS HEREOF,  the undersigned
               Vice President and Secretary of PaineWebber RMA
               Money Fund, Inc., hereby executes these articles Supplementary on behalf of the Corporation and hereby acknowledges these Articles Supplementary to be the act of the Corporation and further states under the penalties of perjury that, to the best of her knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

               Date:     November 7, 1997

                                        /s/ Dianne E. O'Donnell
                                            Dianne E. O'Donnell
                                            Vice President and Secretary
                                            PaineWebber RMA Money Fund, Inc.

               Attest:   /s/ Ilene Shore
                    Ilene Shore
                    Assistant Secretary
                    PaineWebber RMA Money Fund, Inc.